Exhibit 99.1

Ballantyne Strong Announces Management Succession and Provides COVID-19 Business Update

Charlotte, NC – April 15, 2020 – Ballantyne Strong, Inc. (NYSE American: BTN) (“Ballantyne Strong” or the “Company”) today announced that Mark Roberson has been promoted to Chief Executive Officer and that Todd Major has been appointed as Chief Financial Officer. Kyle Cerminara will continue to lead the Company’s Board of Directors in the role of Non-Executive Chairman.

“These well-deserved promotions are the result of the Board’s planning initiatives to strengthen the management team at Ballantyne Strong,” said Kyle Cerminara, Chairman of the Board. “Mark has led the turnaround in our financial and operational performance over the past 18 months. Todd has stepped in to lead our financial organization over the past year, bringing tremendous financial expertise and leadership to the Company. These changes reflect the Board’s objective of thoughtfully executing a leadership succession plan, separating the Chairman and Chief Executive Officer roles, and my personal desire to begin transitioning my day to day duties to a new leader. I have the utmost confidence in our management team’s ability to navigate the current business cycle and to drive the Company’s strategy going forward. I will continue to be actively involved working with the management team and the Board on key strategic initiatives including mergers and acquisitions.”

In response to the rapid spread of the novel COVID-19 virus, the Company has temporarily curtailed its service and distribution activities in the United States and temporarily closed its screen manufacturing facility in Canada. Accordingly, the Company is taking a number of actions to preserve liquidity during this period and to remain in a strong competitive position when the current crisis subsides.

The Company has implemented targeted furloughs and other actions to significantly reduce operating expenses and manage working capital. The Company has received $3.2 million under the Payroll Protection Program, which is expected to be partially forgivable with any remaining balance after 6 months structured as an 18-month loan bearing an interest rate of 1.0%. To further strengthen liquidity, we have drawn $2.9 million CAD on our revolving line of credit in Canada, currently at a 2.45% variable interest rate. We expesct these financing activities, combined with aggressive expense reductions and working capital management, to increase Company’s current cash position to over $10 million.

“As we face the challenges presented by COVID-19, we continue to assess the potential financial and operating impact to each of our business units,” said Mark Roberson, Chief Executive Officer. “While business and revenue for the first two months of 2020 started off strong, continuing the favorable trends from the last half of 2019, our customers, particularly those in the entertainment and advertising industries, have been significantly impacted by COVID-19. We have taken decisive actions and believe those actions will ensure that Ballantyne Strong is well positioned from a liquidity standpoint for the next few months. We will be ready to react from a position of strength when our customers need our support to reopen their venues and as things return to normal.”

About Ballantyne Strong, Inc.

Ballantyne Strong (www.ballantynestrong.com) and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, advertising and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements, including the impact of COVID-19 pandemic on the business and financial condition of the Company, its customers and suppliers and the effectiveness of the actions taken to mitigate the effects of the COVID-19 pandemic. Forward-looking statements involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019 and the following risks and uncertainties: the Company’s ability to expand its revenue streams, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its capital allocation strategy, the Company’s ability to maintain its brand and reputation and retain or replace its significant customers, the impact of a challenging global economic environment or a downturn in the markets (such as the current economic disruption and market volatility generated by the ongoing COVID-19 pandemic), economic and political risks of selling products in foreign countries (including tariffs), risks of non-compliance with U.S. and foreign laws and regulations, potential sales tax collections and claims for uncollected amounts, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate new executives, the Company’s ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms or at all, the Company’s ability to utilize or assert its intellectual property rights, the impact of natural disasters and other catastrophic events (such as the ongoing COVID-19 pandemic), the adequacy of insurance and the impact of having a controlling stockholder. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Many of the risks listed above have, and may be further be, exacerbated by the COVID-19 pandemic and the worsening economic environment. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

For Investor Relations Inquiries:

Ballantyne Strong, Inc.

Mark Roberson

IR@btn-inc.com

704-994-8279